Exhibit 99.1

                          Digital Recorders, Inc. Notes
         Federal Transit Funding Gains in U.S. House of Representatives

                     Cites APTA's Recent "Legislative Alert"



    DALLAS--(BUSINESS WIRE)--Feb. 7, 2007--Digital Recorders, Inc.
(DRI) (NASDAQ: TBUS), a technology leader in transportation, law enforcement, and security digital communications systems, noted today that the American Public Transportation Association (APTA) recently announced in a "Legislative Alert" the U.S. House of Representatives had passed a year-long joint resolution (H.J. Res. 20) to provide federal transit programs with $8.975 billion for the current fiscal year, a record-high level authorized by the Safe, Accountable, Flexible, Efficient Transportation Equity Act: A Legacy for Users (SAFETEA-LU, P.L. 109-59).

    "As APTA recently reported, funding for U.S. federal transit programs is currently operating under a continuing resolution. While most domestic federal programs will not receive an increase in funding this year under the new continuing resolution, APTA said that transit and highway programs may be spared from the freeze levels that are being applied to most federal programs," David L. Turney, the Company's Chairman, President, and Chief Executive Officer, said.

    Mr. Turney said he has been asked from time to time about the present continuing resolution for transit funding. Those inquiring want to know how it compares to the previous continuing resolutions passed during the three years following (1) the expiration of the Intermodal Surface Transportation Efficiency Act in 2003, and (2) the failure of Congress to pass reauthorization legislation.

    "The nearly three-year delay in reauthorization legislation greatly contributed to a market slump that was very troubling to the industry and to DRI. The market slump finally ended with the passage of reauthorization legislation, called SAFETEA-LU. That legislation eliminated the uncertainty over continuation of the overall program for another six-year period. In effect, SAFETEA-LU ushered in an air of certainty and what was, in my opinion, a general favorable upturn in the overall U.S. transit market," Mr. Turney said.

    Mr. Turney said the present continuing resolution is related to the actual monetary funding of SAFETEA-LU programs for the present fiscal year. "It is the relatively short-term, immediate program funding that is now being addressed by the U.S. House of Representatives in a positive manner. The six-year reauthorized program is in place and record funding is now being advocated in Congress for the current federal fiscal year. Of course, we still must see this work its way through the entire legislative and administrative process. Changes, both good and bad, can always enter the picture during that process. However, having said that, I am encouraged about the developing market trends under SAFETEA-LU."

    According to Mr. Turney, the proposed continuing resolution funding increase may eventually impact DRI. "As I've said before, U.S. federal transit funding increases may mean more domestic transit market spending and additional demand for DRI's transit communications equipment. Such a demand may help us to achieve additional growth."

    According to APTA, the U.S. Senate is expected to consider the proposed continuing resolution this week.

    For APTA's complete "Legislative Alert," visit www.apta.com.

    APTA is a nonprofit international association of 1,600 member organizations including public transportation systems; planning, design, construction and finance firms; product and service providers; academic institutions; and state associations and departments of transportation. APTA members serve the public interest by providing safe, efficient and economical public transportation services and products. APTA members serve more than 90 percent of persons using public transportation in the U.S. and Canada.

    ABOUT THE COMPANY

    Digital Recorders, Inc. is a digital communications technology leader in the transportation, law enforcement, and security industries. Using proprietary hardware and software applications, our products improve the flow and mobility of people through transportation infrastructure, improve energy efficiency, mitigate security threats, and enhance law enforcement agencies' surveillance capabilities. Our transportation communications products - TwinVision(R) and Mobitec(R) electronic destination sign systems, Talking Bus(R) voice announcement systems, Digital Recorders(R) Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell(TM) video actionable intelligence systems - enhance public transportation and mitigate security threats worldwide. By assisting transit vehicle operators' quest to increase ridership, our products also help reduce dependence on fuel. Our DAC(R) electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and noise cancellation equipment, help law-enforcement agencies around the globe arrest and prosecute criminals. For more information about DRI and its operations worldwide, go to www.digrec.com.

    FORWARD-LOOKING STATEMENTS

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, any statement, express or implied, concerning future events or expectations, including any conclusions surmised from APTA's statements concerning recently approved increases in federal funding for U.S. mass transportation, perceived market trends in the U.S. transit industry, and the potential effects on our business or future growth, is a forward-looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including the risks and uncertainties related to conclusions surmised from APTA's statements concerning recently approved increases in federal funding for U.S. mass transportation, risks that perceived funding or market tends in the U.S. transit industry may not materialize as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed April 17, 2006, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.



    CONTACT: Veronica B. Marks
             Manager, Corporate Communications
             Digital Recorders, Inc.
             Phone: (214) 378-4776
             Fax: (214) 378-8437
             E-Mail: veronicam@digrec.com